[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.12

EXCLUSIVE (EQUITY) AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Forty Seven, Inc. (“Forty Seven”), a corporation having a principal place of business at 353 Lowell Avenue, Palo Alto, California 94301, is effective on the 19th day of November, 2015 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of one or more inventions that are useful in for the treatment and diagnosis of cancer and other diseases and immunological disorders. Certain invention(s) were made in the course of research supported by grants from the California Institute for Regenerative Medicine (“CIRM”), The National Institutes of Health (“NIH”), the Leukemia and Lymphoma Society (“LLS”), and The New York Stem Cell Foundation (“NYSCF”), and under a gift from the Trustees of the Virginia and D.K. Ludwig Fund for Cancer Research (“Ludwig”). In addition, certain inventions were, in part, invented in the lab of Dr. Christopher Garcia, a Howard Hughes Medical Institute (“HHMI”) investigator and therefore were supported by HHMI. Stanford previously licensed nonexclusively, inventions defined below as Limited Exclusive Patents to a third party. In addition, [*] was previously licensed nonexclusively [*] to another third party. Stanford wants to have the inventions perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

2.	DEFINITIONS

2.1	“Affiliates” means any person, corporation, or other business entity which controls, is controlled by, or is under common control with Forty Seven; and for this purpose, “control” of a corporation means the direct or indirect ownership of 50% or more of its voting stock, and “control” of any other business entity means the direct or indirect ownership of 50% or more interest in the income of such entity.

2.2	“[*] Product” means Licensed Product that [*].

2.3	“[*] Product” means a Licensed Product that [*].

2.4	“[*] Product” means a Licensed Product that [*].

2.5	“Change of Control” means the following, as applied only to the entirety of that part of Forty Seven’s business that exercises all of the rights granted under this Agreement:

(A)	acquisition of ownership—directly or indirectly, beneficially or of record—by any non-Affiliate third person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Forty Seven representing 50% or more of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Forty Seven; and/or

(B)	sale of all or substantially all Forty Seven’s assets and/or business in one transaction or in a series of related transactions to a non-Affiliate third party;

provided, however, that in no event shall the sale of equity or other securities for the primary purpose of financing Forty Seven be a Change of Control.

2.6	“Covered Product” means any product or part of a product, the manufacture, use, sale or importation of which would, but for the license granted by Stanford in the license agreement, infringe, induce infringement or contribute to infringement of a Valid Claim.

2.7	“[*] Product” means a Licensed Product that [*].

2.8	“Exclusive” means that, subject to Section 3.3 and Article 5, Stanford will not grant further licenses or covenants not to sue under the Licensed Patents, and Licensed Information, in the Licensed Field of Use in the Licensed Territory.

2.9	“Exclusive Field of Use” means all fields of use.

2.10	“Exclusive Patents” means the patents and patent applications listed in Appendix D, any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, extension, and each patent that claims priority to, or issues or reissues from any of these patent applications, and any extensions or renewals of any such patents.

2.11	“EMA” shall mean the European Medicines Agency.

2.12	“FDA” shall mean the United States Food and Drug Administration.

2.13	“Forty Seven Patent Matters” means preparing, filing, and prosecuting broad and extensive patent claims (including any interference or reexamination actions) in Stanford’s name in the Licensed Territory and maintaining all Exclusive Patents and the Limited Exclusive Patents.

2.14	“Fully Diluted Basis” means the total number of shares of Forty Seven’s issued and outstanding common stock, assuming:

(A)	the conversion of all issued and outstanding securities convertible into common stock;

(B)	the exercise of all issued and outstanding warrants or options, regardless of whether then exercisable; and

(C)	the issuance, grant, and exercise of all securities reserved for issuance pursuant to any Forty Seven stock or stock option plan then in effect.

2.15	“HHMI Indemnitees” means HHMI and its trustees, officers, employees, and agents.

2.16	“Hu5F9” means the antibody defined by the antibody sequence set forth in the Appendix H.

2.17	“Hu5F9 Licensed Product” means a Licensed Product that is the anti-CD47 antibody designated Hu5F9 and described in the Licensed Information submitted to the FDA.

2.18	“Information Product” means any product which (i) is not a Covered Product, but which incorporated into the BLA with FDA, or equivalent filing, directly or by reference, any Licensed Information, and (ii) is a product for which Forty Seven has data and/or market exclusivity based on such Licensed Information, and against which a biosimilar or biogeneric would have to certify.

2.19	“Licensed Field of Use” means (i) with respect to the Exclusive Licensed Patents, the Exclusive Field of Use, (ii) with respect to the SIRPα Component Patents, the field of use outside the SIRPα Component Field of Use, and (iii) with respect to the Limited Exclusive Patents, the Licensed Technology and the Licensed Information, all fields of use.

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.20	“Licensed Information” means technical and clinical information and data, including human trial results, associated with a Licensed Patent as set forth in Appendix E. Licensed Information does not include any information or data [*].

2.21	“Licensed Patent(s)” means Exclusive Patents, SIRPα Component Patents, and Limited Exclusive Patents. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” excludes [*], provided that [*] without mutual agreement of the Parties.

2.22	“Licensed Product” means Covered Product and Information Product.

2.23	“Licensed Technology” means the materials associated with a Licensed Patent that are available and that the inventors are willing to supply, as set forth in Appendix F, which may or may not be confidential and is not subject to paragraph 19.1 of this Agreement. Licensed Technology does not include [*].

2.24	“Licensed Territory” means worldwide.

2.25	“Limited Exclusive Patents” means Stanford’s U.S. Patent Application Serial Nos. [*], the U.S. patent application to be filed with respect to provisional patent [*], and U.S. Patent Application Serial Nos. [*]; any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, extension, and each patent that claims priority to, or issues or reissues from any of these patent applications, and any extensions or renewals of any such patents.

2.26	“Net Sales” means all gross revenue received by Forty Seven, its Affiliates, or sublicensees, from the sale, transfer or other disposition of Licensed Product to an end user. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately accounted for):

(A)	import, export, excise, value-added, and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use; and

(D)	credit for returns, allowances, trades, discounts, rebates and chargebacks.

2.27	“Nonroyalty Sublicensing Consideration” means any consideration attributable to a Sublicense under the Licensed Patents received by Forty Seven from a sublicensee hereunder, but excluding any consideration for:

(A)	Sublicensees’ product sales (royalties on product sales by sublicensees will be treated as if Forty Seven made the sale of such product; for clarity, no double payments will be made on such product sales);

(B)	investments in Forty Seven stock;

(C)	research and development expenses calculated on a fully burdened basis;

(D)	debt;

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(E)	reimbursement of out-of-pocket patent prosecution and maintenance expenses for Forty Seven Patent Matters; an

(F)	the sale of substantially all of the business or assets of Forty Seven (or its assignee), whether by merger, sale of stock or assets, or otherwise.

2.28	“Other Licensed Product” means a Licensed Product that is not [*] Licensed Product; for clarity, such Licensed Product may include [*] product other than [*].

2.29	“Regulatory Approval” means approval by the FDA, EMA, or equivalent agency or government body of another country permitting commercial sale of a Licensed Product in a particular country.

2.30	“SIRPα Component Field of Use” means the following:

(A)	A SIRPα Component for use (a) [*] or (b) [*].

(B)	The SIRPα Component [*], provided that [*].

(C)	The SIRPα Component [*].

(D)	[*] containing SIRPα or [*] to be used solely for the purposes of [*].

(E)	[*] means [*].

“SIRPα Component” means [*]

2.31	“SIRPα Component Patents” means Stanford’s U.S. Patent Application, Serial Number [*], any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, extension, and each patent that claims priority to, or issues or reissues from any of these patent applications, and any extensions or renewals of any such patents.

2.32	“[*] Product” means a Licensed Product that [*].

2.33	“Stanford Indemnitees” means Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.34	“Sublicense” means any agreement between Forty Seven and a third party other than Forty Seven’s Affiliates that contains a grant of rights to Stanford’s Licensed Patents, regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Forty Seven or its affiliate is not considered a Sublicense.

2.35	“Valid Claim” means (a) any claim of an issued and unexpired Licensed Patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction from which no appeal can be taken and which has not been disclaimed or admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a pending claim in a pending Licensed Patent application, provided that if such pending claim does not issue as a valid and enforceable claim within [*] years from its earliest priority date, such pending claim will cease to be a Valid Claim unless and until actually issued.

2.36	Additional Definitions. Each of the following terms shall have the meaning described in the corresponding Section of this Agreement indicated below:

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Term	Section Defined
Adjustment Event	7.4(A)(1)
Board of Directors	7.4(A)(2)
[*]	[*]
[*]	[*]
CIRM	1
Claims	10.1(B)
Deficient Product	6.4
Disputed Breach Arbitration	17.1
Effective Date	Preamble
First Round	7.3
Forty Seven	Preamble
Generic Competition	7.10
HHMI	1
HHMI License	3.5
HHMI Patents	3.5

Term	Section Defined
LLS	1
Ludwig	1
NIH	1
Notice Period	7.5(B)(3)
NYSCF	1
Purchase Right	7.4(A)
Qualifying Offering	7.4(A)(3)
Rights Agreement	7.4(B)(1)
Share	7.4(A)(4)
SIRPα Component Patent Matters	14.1(D)
Stanford	Preamble
Terminated Patent Rights	6.4
Termination Event	7.4(B)
Threshold Qualifying Offering	7.4(A)(5)

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.	GRANT

3.1	Grant. Subject to the terms and conditions of this Agreement, Stanford grants Forty Seven:

(A)	An Exclusive license under the Exclusive Patents in the Exclusive Field of Use to make, have made, use, import, offer to sell and sell Licensed Product in the Licensed Territory;

(B)	An Exclusive license under the SIRPα Component Patents outside the SIRPα Component Field of Use to make, have made, use, import, offer to sell and sell Licensed Product in the Licensed Territory.

(C)	An Exclusive license under the Limited Exclusive Patents to make, have made, use, import, offer to sell and sell Licensed Product in the Licensed Territory, but for the non-exclusive licenses Stanford has granted to: (i) one third party [*] prior to the Effective Date, and (ii) another third party [*] prior to the Effective Date.

(D)	An Exclusive license under the Licensed Information to make, have made, use, import, copy, perform, display, distribute, and transmit Licensed Information for submission to the FDA and equivalent foreign regulatory agencies, and otherwise non-exclusive.

(E)	An non-exclusive license for Licensed Technology to make, have made, use, import, copy, perform, display, distribute, and transmit Licensed Technology in all fields of use, subject to Stanford’s retained rights.

It is understood by the Parties that solely with respect to the rights conveyed by Stanford pursuant to Section 3.1(A) under any patent applications and patents based on [*] that such rights are [*]. Stanford will [*] patent applications and patents based on [*]. In addition, without providing prior written notice to Forty Seven, Stanford will not [*].

In the event [*], Stanford shall provide prompt written notice to Forty Seven and [*].

3.2	Exclusivity. The licenses set forth in Section 3.1 include the right to grant Sublicense(s) under Article 4, on a Licensed Product-by-Licensed Product and country-by-country basis in the Licensed Field of Use beginning on the Effective Date and ending on the later of:

(A)	the expiration of the last-to-expire Valid Claim included in the Licensed Patents; or

(B)	the 10 year anniversary of the date of first commercial sale of a Licensed Product by Forty Seven or a sublicensee. Forty Seven agrees to promptly inform Stanford in writing of this first commercial sale.

Thereafter the licenses will be fully paid up and royalty free.

3.3	Retained Rights. Stanford retains the right, on behalf of itself, Stanford Hospital and Clinics, and all other non-profit research institutions, to practice the Licensed Patents and Licensed Information, and to use Licensed Technology, for any non-profit purpose, including sponsored research and collaborations. Forty Seven agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patents against any such institution. Stanford and any such other institution have the right to publish any information included in the Licensed Technology or a Licensed Patent.

Stanford’s retained rights set forth in this Section 3.3 with respect to Licensed Information shall be subject to Section 19.1; provided that in the event that the inventors intend to publish or disclose any Licensed Information, the inventors will send such publication or disclosure to Forty Seven, and Forty Seven will respond within [*] days of receipt by Forty Seven from the inventors. In the

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

event that there is not agreement of what information is subject to Section 19.1, the parties agree to meet and discuss within [*] days from the date of receipt of the response from Forty Seven, to come to a mutual agreement, in good faith with Stanford, about any publication of Licensed Information. Stanford certifies that [*]. Accordingly, the parties agree that [*].

3.4	Specific Exclusion. Stanford does not:

(A)	grant to Forty Seven any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patents, Licensed Information, and Licensed Technology, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent, Licensed Information or Licensed Technology;

(B)	commit to Forty Seven to bring suit against third parties for infringement, except as described in Article 14; and

(C)	agree to furnish to Forty Seven any technology or technological information other than the Licensed Information and Licensed Technology or to provide Forty Seven with any assistance (other than transferring the Licensed Information and Licensed Technology).

3.5	HHMI Research License. Forty Seven acknowledges that it has been informed that the [*] Patents and any patent applications and patents based on [*] (“HHMI Patents”) were developed, at least in part, by employees of HHMI and that HHMI has a paid-up, non-exclusive, irrevocable license to use the HHMI Patents for HHMI’s research purposes, but with no right to assign or sublicense (the “HHMI License”). This Agreement is explicitly made subject to the HHMI License.

3.6	Transfers. Upon written election from Forty Seven, Stanford will, using reasonable efforts, and at Forty Seven’s option sublicense, transfer, and/or assign to Forty Seven any or all of the rights under any agreements or contracts between Stanford and any third party related to any of the Licensed Information and/or Licensed Technology, except to the extent prohibited by such agreements existing as of the Effective Date. In addition, upon written election from Forty Seven, Stanford shall assign and transfer to Forty Seven all of the rights in and to the IND (as defined in Appendix E).

4.	SUBLICENSING

4.1	Permitted Sublicensing. Forty Seven may grant Sublicenses through multiple tiers of sublicensing in the Licensed Field of Use only during the Exclusive term and only if Forty Seven is developing or selling Licensed Products directly or through its Affiliates or sublicensees. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A. Stanford agrees that Forty Seven may apportion without discrimination between Forty Seven and Stanford patents a commercially reasonable percentage of sublicensing payments made to Stanford pursuant to Section 4.6, provided however that Forty Seven provides Stanford with the proposed apportionment and justification prior to Forty Seven’s payment pursuant to Section 8.1. Stanford and Forty Seven agree to meet to discuss such proposed apportionment if in Stanford’s opinion the apportionment does not reasonably reflect the value of the Licensed Patents.

4.2

Required Sublicensing. If Forty Seven directly or through its Affiliates or sublicensees is unable or unwilling to serve or develop a potential market or market territory for which there is a reputable company with adequate resources willing to be a sublicensee, and such sublicensee has provided Stanford and Forty Seven with a bona fide, detailed proposal to develop a Licensed Product for a potential market or potential territory that would not interfere with any existing or future Licensed Products of Forty Seven as reasonably demonstrated by Forty Seven in a written document to Stanford, then Forty Seven will, at Stanford’s request, negotiate in good faith a

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Sublicense with any such sublicensee. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world, as applicable.

4.3	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement, except that financial terms may differ;

(B)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

(C)	will expressly include the provisions of 8, 9, 10 and Section 3.5 and 19.3 for the benefit of Stanford and HHMI, and provisions that allow Forty Seven to comply with its obligations to Stanford and/or HHMI under Article 8; and

(D)	will include the provisions of Section 4.4 and require the transfer of all the sublicensee’s obligations to Forty Seven, including the payment of royalties specified in the Sublicense (up to the earned royalty rates set forth in this Agreement), to Stanford or its designee, if this Agreement is terminated by Stanford. If the sublicensee is a spin-out from Forty Seven, Forty Seven must guarantee the sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

4.4	Litigation by Sublicensee. Any Sublicense must include the following clauses:

(A)	In the event sublicensee brings an action seeking to invalidate any Licensed Patent:

(1)	sublicensee will [*] during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will [*];

(2)	sublicensee will [*] during the period challenge;

(3)	any dispute regarding the validity of any Licensed Patent shall be [*], and the parties agree [*]; and

(4)	sublicensee shall [*].

(B)	Sublicensee will provide written notice to Stanford at least [*] prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice [*].

(C)	Notwithstanding the foregoing, in the event a sublicensee files a counterclaim asserting invalidity of one or more Licensed Patents in response to an actual infringement suit directed to the Licensed Patents by Stanford, such sublicensee shall not be deemed to have initiated an action to invalidate a Licensed Patent and Sections 4.4(A) and 4.4(B) above shall not apply.

4.5	Copy of Sublicenses and Sublicensee Royalty Reports. Forty Seven will submit to Stanford a copy of each Sublicense, any subsequent amendments, and all copies of sublicensees’ royalty reports, which may in each case be reasonably redacted for information not relevant to this Agreement. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees.

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.6	Sharing of Sublicensing Income. Forty Seven will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents and Technology, as provided below:

(A)	[*]% of Nonroyalty Sublicensing Consideration attributable to the Licensed Patents, up to the time [*];

(B)	thereafter, [*]% of Nonroyalty Sublicensing Consideration attributable to the Licensed Patents, up to the time [*]; and

(C)	thereafter, [*]% of Nonroyalty Sublicensing Consideration attributable to the Licensed Patents.

4.7	Royalty-Free Sublicenses. If Forty Seven pays all royalties due Stanford from a sublicensee’s Net Sales, Forty Seven may grant that sublicensee a royalty-free or non-cash:

(A)	Sublicense or

(B)	cross-license.

5.	SPONSOR RIGHTS

This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States,” (subject to waivers available under applicable laws). In addition, due to CIRM funding, Forty Seven understands that this Agreement is subject to Title 17, California Code of Regulations and the provisions of section 100607 under Title 17 place requirements on Forty Seven for access to Licensed Product in California. Forty Seven will ensure all obligations of these provisions applicable to Forty Seven are met. Stanford will be responsible for all of Stanford’s obligations to sponsors of the Licensed Patent(s), Licensed Information, and Licensed Technology, including such obligations to NIH, CIRM, LLS, NYSCF, and Ludwig, and all of its obligations under the agreement between Stanford and [*], and, as between Forty Seven and Stanford, will ensure all such obligations are met.

6.	DILIGENCE

6.1	Milestones. Because the invention is not yet commercially viable as of the Effective Date, Forty Seven directly or through its Affiliates, sublicensees or partners will use commercially reasonable efforts to develop, manufacture, and sell Licensed Product and will use commercially reasonable efforts to develop markets for Licensed Product. In addition, Forty Seven will meet the milestones shown in Appendix A, and notify Stanford in writing promptly after each milestone is met. To the extent that there are delays in any of the milestones shown in Appendix A for reasons beyond the reasonable control of Forty Seven, then the timeframe for the performance of the milestones will be subject to a day-for-day extension. Without limiting the foregoing, Forty Seven shall have the right to obtain, [*], extensions to such milestone dates shown in Appendix A. The Parties agree that, subject to Forty Seven’s right to extend the timeline for any milestone pursuant to this Section 6.1 above, failure to meet any milestone set forth in Appendix A for [*] shall not give Stanford the right to terminate or otherwise affect the license granted to Forty Seven for any other Licensed Product; and further, that the remedy for any such failure with respect to such [*], shall be as set forth in Section 6.4.

6.2

Progress Report. By [*] of each year, Forty Seven will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government, CIRM and for Stanford to

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ascertain progress by Forty Seven toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Forty Seven’s progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Forty Seven will specifically describe how each Licensed Product is related to each Licensed Patent, and/or Licensed Information.

6.3	Clinical Trial Notice. Forty Seven will notify the Stanford University Office of Technology Licensing prior to commencing any clinical trials at Stanford.

6.4	Remedy for Failure. If Forty Seven (itself or through its Affiliates, sublicensees, or partners) has failed to meet the requirements of Section 6.1 with respect to [*] (“Deficient Product”), then Stanford shall have the right to terminate the license for such Deficient Product under this Agreement and any Licensed Patent(s) solely covering such Deficient Product in accordance with and subject to Section 15.2(B) (such Licensed Patent(s) if terminated, the “Terminated Patent Rights”).

7.	ROYALTIES

7.1	Issue Royalty. Forty Seven will pay to Stanford a noncreditable, nonrefundable license issue royalty of $100,000, payable within [*] days of the Effective Date.

7.2	Equity Interest. As further consideration, Forty Seven will grant to Stanford [*] shares of common stock in Forty Seven. When issued, those [*] shares of common stock will represent not less than [*]% of the common stock in Forty Seven on a Fully-Diluted Basis. The per share valuation of these shares will be provided to Stanford within [*] days of the Effective Date. Forty Seven agrees to provide Stanford with the capitalization table upon which the above calculation is made. Forty Seven will issue shares granted to Stanford pursuant to this Section 7.2 and Section 7.3 directly to and in the name of the inventors listed in Exhibit 1 and allocated as stated in Exhibit 1, which will be provided by Stanford to Forty Seven after the contract is fully executed. Stanford acknowledges that, in partial consideration for Forty Seven issuing such shares directly to the inventors listed above in Exhibit 1, Forty Seven intends to require such inventors to execute inventors certificates certifying that the inventors have assigned and do assign their rights in the Licensed Patents, Licensed Technology, and Licensed Information to Stanford, and disclosing any agreements that would provide any third party rights in or to any of the foregoing.

7.3	Anti-Dilution Protection. In addition, Forty Seven will issue Stanford, without further consideration, any additional shares of stock of the class issued pursuant to the above necessary to ensure that the total number of shares issued Stanford does not represent less than [*]% of the shares issued and outstanding on a Fully-Diluted Basis at any time through the completion of issuance of all shares to be issued in connection with the First Round of bona fide equity investment in Forty Seven from a single or group of investors which is both (i) at least $[*] in size and (ii) at a price per share which, when applied to stock actually outstanding immediately after such round, implies a post-financing equity valuation of Forty Seven of at least $[*] (provided that if more than $[*] is raised as of such time, the calculation of Stanford’s percentage ownership shall be determined as if only $[*] was raised). A “First Round” is a bona fide round of equity, warrant, option or convertible equity investment which includes all the tranches prior to the completion of the financing. This right will expire upon the issuance of all shares to be issued in connection with such First Round, but will apply to all shares to be issued in or in connection with such First Round.

7.4	Purchase Right.

(A)	Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 and Section 7.5 (the “Purchase Right”). For purposes of this Section 7.4 and Section 7.5:

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.

(2)	“Board of Directors” means (i) if Forty Seven is organized as a corporation, its board of directors, and (ii) if Forty Seven is organized as a limited liability company, Forty Seven manager(s) or member(s) or both that have the power to direct the principal management and activities of Forty Seven, whether through ownership of voting securities, by agreement, or otherwise.

(3)	“Qualifying Offering” means a private offering of Forty Seven’s equity securities (or securities convertible into or exercisable for Forty Seven’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if Forty Seven is a limited liability company, then “equity securities” means limited liability company interests in Forty Seven.

(4)	“Share” means:

(i)	[*]% with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii)	with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in Forty Seven on a Fully-Diluted Basis.

(5)	“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least $[*] in size or (ii) involves the sale to outside investors of at least [*]% of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where Forty Seven is organized as a limited liability company.

(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):

(1)	Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.4 and Section 7.5 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering;

(3)	Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within [*] days of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in Forty Seven’s notice to Stanford;

(4)	The closing of a firm commitment underwritten public offering of Forty Seven’s common stock; or

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(5)	The closing of the sale of all or substantially all of Forty Seven’s assets to a company publicly traded on one of the major recognized exchanges.

(C)	The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of Forty Seven’s Board of Directors as of the time of issuance, and service providers to Forty Seven pursuant to a plan approved by Forty Seven’s Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that Forty Seven’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Forty Seven (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing Forty Seven); or (iv) to owners of another entity in connection with the acquisition of that entity by Forty Seven.

(D)	For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 or 7.3 shall not reduce the number of securities Stanford may purchase under this Section 7.4 or under any applicable Rights Agreement; and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any Forty Seven securities it has the right to acquire under Section 7.2 or 7.3 above.

7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)	Forty Seven shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, Forty Seven shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1)	Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;

(2)	In connection with all Qualifying Offerings, Forty Seven shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of equity securities among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the amount of equity securities it is entitled to purchase in such offering; and

(3)	Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to Forty Seven within 15 Stanford business days (i.e., days other than Saturdays, Sundays, and holidays or other days on which Stanford is officially closed) after receipt of Forty Seven’s notice (“Notice Period”).

(C)	If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Forty Seven for other purposes, so long as Stanford holds Forty Seven securities, Forty Seven shall furnish to Stanford, upon request and as promptly as reasonably practicable, Forty Seven’s annual consolidated

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

financial statements and annual operating plan, including an annual report of the holders of Forty Seven’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in Forty Seven.

(D)	Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to pvfnotices@stanford.edu; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.6	License Maintenance Fee. Beginning on the first anniversary of the Effective Date and each anniversary thereafter, Forty Seven will pay Stanford a yearly license maintenance fee as set forth in this Section 7.6 below. Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.13.

(A)	$20,000 on the [*] anniversary of the Effective Date;

(B)	$[*] on the [*] anniversary of the Effective Date; and

(C)	$70,000 on each anniversary of the Effective Date thereafter, until the expiration of the last Valid Claim included in the Licensed Patents.

7.7	Milestone Payments. Forty Seven will pay Stanford the following milestone payments:

(A)	Due one time on the first Licensed Product to achieve the milestones set forth in this Section 7.7(A) below:

(1)	$75,000 upon initiation of Phase II clinical trial with FDA or equivalent in foreign jurisdiction, whichever one occurs first;

(2)	$[*] upon [*];

(3)	$[*] upon [*];

(4)	$[*] upon [*];

(5)	$[*] upon [*].

(B)	Due one time on the second Licensed Product to achieve the milestones set forth in this Section 7.7(B) below:

(1)	$[*] upon [*];

(2)	$[*] upon [*];

(3)	$[*] upon [*];

(4)	$[*] upon [*];

(5)	$[*] upon [*].

(C)	Due one time on the third Licensed Product to achieve the milestones set forth in this Section 7.7(C) below:

(1)	$[*] upon [*];

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(2)	$[*] upon [*];

(3)	$[*] upon [*]

(4)	$[*] upon [*];

(5)	$[*] upon [*].

Notwithstanding anything to the contrary in this Agreement, [*], as set forth in this Section 7.7 above, shall be payable only one time, upon [*]; provided, however, that if [*] then the milestone payment will be [*].

It is further understood that in the event Forty Seven receives a milestone payment from a sublicensee and the milestone event giving rise to such payment would also trigger a payment obligation on the part of Forty Seven under this Section 7.7, Forty Seven shall [*], which shall [*], and [*].

7.8	Earned Royalty.

(A)	Forty Seven will pay Stanford earned royalties on annual Net Sales of Hu5F9 Licensed Product as follows:

Annual Net Sales of Licensed Product	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
>$3 billion	[*]
[*]	[*]

(B)	Forty Seven will pay Stanford earned royalties on annual Net Sales of Other Licensed Product as follows:

Annual Net Sales of Licensed Product	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(C)	If Forty Seven is required to pay any amounts with respect to any Licensed Product under agreements for patent rights or other technologies which Forty Seven or its affiliate, in its reasonable judgment, determines are desirable to license or acquire (including for the method of use or manufacture thereof), Forty Seven may deduct up to [*] of the amounts actually paid on Net Sales with respect to such Licensed Product from the royalty payments due Stanford with respect to such Licensed Product. Notwithstanding the foregoing provisions of this Section 7.8(C), in no event shall the royalties due to Stanford pursuant to Section 7.8 be so reduced to less than fifty percent (50%) of the amount that would otherwise be due to Stanford hereunder.

7.9	Combination Product. In the event that a Licensed Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 7 shall be calculated by multiplying the Net Sales of the combination product or service by the fraction A/(A + B), where A is the average gross selling price during the preceding calendar quarter of the Licensed Product sold separately and B is the average gross selling price during the preceding calendar quarter of the other product(s), component(s) or service(s). In the event that separate sales of the Licensed Product and/or of the other product(s), component(s) or service(s) were not made during the preceding calendar quarter, then the Net Sales on the combination product shall be reasonably allocated between such Licensed Product, and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection as mutually agreed upon by Stanford and Forty Seven.

7.10	Generic Competition. In any country where Generic Competition exists, as long as such Generic Competition exists in such country, the royalty otherwise due under Section 7.8 above with respect to Net Sales of the corresponding Licensed Product in such country shall be reduced by [*]. For purposes of this Agreement, “Generic Competition” means that a product is being sold by a third party in such country and such product [*]. Notwithstanding the foregoing provisions of this Section 7.10, in no event shall the royalties due to Stanford pursuant to Section 7.8 be so reduced to less than [*] of the amount that would otherwise be due to Stanford hereunder.

7.11	Single Royalty. No more than one royalty payment under this Agreement shall be due to Stanford with respect to a sale of a particular Licensed Product (e.g., even if such Licensed Product is covered by multiple Valid Claims and Licensed Information). Multiple royalties shall not be payable because any Licensed Product, or its manufacture, sale or use, is covered by more than one claim within the Licensed Patents. No royalty shall be payable under Section 7.8 with respect to sales or other transfers of Licensed Products among Forty Seven, its Affiliates and sublicensees for resale (but the subsequent resale of such Licensed Product shall be included within the computation of Net Sales), nor shall a royalty be payable under Section 7.8 with respect to any Licensed Products transferred (for no more than the cost of the Licensed Product) for use in research and/or development, clinical trials, compassionate use programs, as donations to non-profit institutions or government agencies, as promotional free samples or the like.

7.12	Earned Royalty if Forty Seven Challenges the Patent. Notwithstanding the above, should Forty Seven bring an action seeking to invalidate any Licensed Patent, Forty Seven will pay royalties to Stanford [*] during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Forty Seven is both valid and infringed by a Licensed Product, Forty Seven will pay royalties [*]. Notwithstanding the foregoing, in the event Forty Seven files a counterclaim asserting invalidity of one or more Licensed Patents in response to an actual infringement suit directed to the Licensed Patents by Stanford, Forty Seven shall not be deemed to have initiated an action to invalidate a Licensed Patent and this Section 7.12 shall not apply. For the purposes of this Section 7.12, [*].

7.13	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

For example:

(A)	if Forty Seven pays Stanford a $10 maintenance payment for year Y, and according to Section 7.8 $15 in earned royalties are due Stanford for Net Sales in year Y, Forty Seven will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)	if Forty Seven pays Stanford a $10 maintenance payment for year Y, and according to Section 7.8 $3 in earned royalties are due Stanford for Net Sales in year Y, Forty Seven will not need to pay Stanford any earned royalty payment for that year. Forty Seven will not be able to offset the remaining $7 against a future year’s earned royalties.

7.14	Obligation to Pay Royalties. A royalty is due Stanford under this Agreement for each Licensed Product sold under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are [*], and those Licensed Products are [*], Forty Seven will pay Stanford an earned royalty for its exercise of rights based on the Net Sales of those Licensed Products.

7.15	No Escrow. Forty Seven shall not pay royalties into any escrow or other similar account.

7.16	Currency. Forty Seven will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Forty Seven will make royalty payments to Stanford in U.S. Dollars.

7.17	Non-U.S. Taxes. Forty Seven will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.18	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus [*] basis points, or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1	Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Forty Seven, its affiliate, or a sublicensee, Forty Seven will submit to Stanford a written report (even if there are no sales) and an earned royalty payment within [*] days after the end of each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties are calculated. With each report Forty Seven will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.8).

8.2	No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Forty Seven is successful, Forty Seven will have no right to recoup any royalties paid before or during the period challenge.

8.3	Termination Report. Forty Seven will pay to Stanford all applicable unpaid royalties accrued as of the date of termination and submit to Stanford a written report within [*] days after the license terminates. Forty Seven will continue to submit earned royalty payments and reports to Stanford after the license terminates, until all Licensed Products made or imported under the license have been sold.

8.4	Accounting. Forty Seven will maintain records showing manufacture, importation, sale, and use of a Licensed Product for [*] years from the date of sale of that Licensed Product. Records will

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5	Audit by Stanford. Upon reasonable advance notice and during normal business hours, Forty Seven will allow Stanford or its designee to examine Forty Seven’s records kept in accordance with Section 8.4, no more than [*], to verify payments made by Forty Seven under this Agreement.

8.6	Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of [*] or more for the period being audited, Forty Seven will pay the out-of-pocket audit costs reasonably incurred by Stanford.

8.7	Self-audit. Forty Seven will conduct an independent audit of sales and royalties at least [*] if annual sales of Licensed Product are over $[*]. The audit will address, at a minimum, the amount of gross sales by or on behalf of Forty Seven during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of Forty Seven. Forty Seven will submit the auditor’s report promptly to Stanford upon completion. Forty Seven will pay for the entire cost of the audit.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1	Negation of Warranties. Stanford provides Forty Seven the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. Forty Seven also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of Licensed Patent, Licensed Information or Licensed Technology will be successful.

10.	INDEMNITY

10.1	Indemnification.

(A)	Forty Seven will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Forty Seven under this Agreement or the breach of this Agreement by Forty Seven. Stanford agrees to inform Forty Seven promptly in writing of any claim or threatened claim that may give rise to an obligation of indemnity under this Agreement of which Stanford becomes aware. Forty Seven’s obligations to a Stanford Indemnitee under this section shall be relieved only to the extent that Forty Seven can demonstrate material prejudice caused by (1) Stanford’s failure to provide adequate or timely notice of the claim; (2) the Stanford Indemnitee making an admission regarding such claim without the prior written consent of Forty Seven, which consent shall not be unreasonably withheld; and (3) the

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

gross negligence or willful misconduct of the Stanford Indemnitee. Stanford will provide Forty Seven with the first right to defend and settle and exclusive control of the defense or settlement of each such claim, provided that Forty Seven must do so in a manner that does not adversely affect Stanford’s interests and it must obtain Stanford’s prior consent to any settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Forty Seven shall have no obligation for any claim that may be the subject of this Section 10.1(A) to the extent resulting from any Stanford Indemnitee’s conduct of the clinical trials of Hu5F9 until and to the extent Forty Seven and Stanford enter into an agreement for the conduct of any such clinical trial in which Forty Seven shall indemnify Stanford for claims arising from such clinical trial, which agreement, upon execution by the parties shall govern their respective indemnification obligations with respect to such clinical trial.

(B)	HHMI Indemnitees will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Forty Seven from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding Section 10.2 or any other provision of this Agreement, Forty Seven’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

10.2	No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

10.3	Workers’ Compensation. Forty Seven will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4	Insurance. Prior to the first testing of a Licensed Product by Forty Seven in a human and thereafter during the term of this Agreement, Forty Seven will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Forty Seven and its sublicensees. The insurance will provide minimum limits of liability of $[*] and will include all Stanford Indemnitees and HHMI Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [*] days of the Effective Date of this Agreement, Forty Seven will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Forty Seven will provide to Stanford [*] days prior written notice of cancellation or material change to this insurance coverage. Forty Seven will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Forty Seven will be primary coverage; insurance of Stanford Indemnitees and HHMI Indemnitees will be excess and noncontributory.

11.	EXPORT

Forty Seven and its Affiliates and sublicensees shall comply with all United States laws and regulations controlling the export of licensed commodities and technical data. (For the purpose of this paragraph, “licensed commodities” means any article, material, or supply, but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals, and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Forty Seven hereby gives written assurance that it will comply with, and will cause its Affiliates and sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or sublicensees, and that it will indemnify, defend and hold Stanford and HHMI Indemnitees harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues, Forty Seven will mark Licensed Product with the words “Patent Pending.” Otherwise, Forty Seven will mark Licensed Product with the number of any issued Licensed Patent, to the extent required by the applicable patent marking laws.

13.	STANFORD NAMES AND MARKS

Forty Seven will not use (i) Stanford’s or HHMI’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford or HHMI, or (iii) the name of any Stanford or HHMI faculty member, employee, student, or volunteer, without the prior written consent of the party (Stanford or HHMI, as the case may be) whose name or trademark is being used. Permission may be withheld at Stanford’s or HHMI’s sole discretion. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, Forty Seven may, without prior permission of Stanford, reasonably utilize Stanford’s name in statements of fact (provided such statements do not imply endorsement of Forty Seven’s products), in legal proceedings, patent filings, and regulatory filings, and/or any such individual’s name upon his or her prior written consent.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1	Patent Prosecution.

(A)	Following the Effective Date, Forty Seven will be responsible for Forty Seven Patent Matters. Forty Seven will use commercially reasonable efforts with respect to the Forty Seven Patent Matters and in doing so will act in good faith irrespective of other patents, patent applications, or other rights that Forty Seven may possess. Forty Seven will consult with Stanford on Forty Seven Patent Matters and advise Stanford of any substantive actions in prosecuting the claims. Stanford will have final approval on any Forty Seven Patent Matters, such approval not to be unreasonably withheld, conditioned, or delayed. To aid Forty Seven in this process, Stanford will promptly provide all information, execute and deliver all documents, and do all other acts as Forty Seven shall reasonably request from time to time. If at any time Forty Seven fails to satisfy the standards of this Section 14.1(A), Stanford may, upon [*] days’ notice, terminate this Section 14.1(A).

(B)	Forty Seven will reimburse Stanford for Stanford’s reasonable out-of-pocket costs incurred in complying with such requests. Stanford and Forty Seven agree that Stanford is the client of record for the attorney prosecuting the Licensed Patents included in the Forty Seven Patent Matters and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement. At Stanford’s request, Forty Seven

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

will provide all information and assistance to Stanford to ensure that the Licensed Patent is as extensive as possible. If Stanford has terminated Section 14.1(A), any agreement in the form of Appendix C will be deemed to be amended immediately without prior action by any party to revise Appendix C, Section 1 to require the Firm (as defined in Appendix C) to interact directly with Stanford only.

(C)	In the event Forty Seven decides to abandon any Licensed Patent(s) included in the Forty Seven Patent Matters, Forty Seven shall give Stanford reasonable prior written notice. Stanford may in its discretion continue to prosecute and maintain such Licensed Patent(s) at its expense, in which case such Licensed Patent(s) shall [*].

(D)	Subject to the following terms of this Section 14.1(D) below, Stanford will be solely responsible for preparing, filing, and prosecuting and maintaining the SIRPα Component Patents (“SIRPα Component Patent Matters”). With respect to SIRPα Component Patent Matters, and/or in the event Stanford controls the preparation, filing, prosecution and maintenance of any of the other Licensed Patents, Stanford agrees to (i) keep Forty Seven reasonably informed as to the SIRPα Component Patent Matters, and the preparation, filing, prosecution and maintenance of such other Licensed Patents, (ii) furnish to Forty Seven copies of material documents and communications relevant to such filing, prosecution and maintenance, and (iii) allow Forty Seven a reasonable opportunity to comment on patent strategy and material documents filed with any patent office with respect to the SIRPα Component Patent Matters and such other Licensed Patents and incorporate Forty Seven’s reasonable comments and suggestions with respect thereto as mutually agreed. In the event Stanford elects to abandon any patent or application within the Licensed Patents, it shall notify Forty Seven and any other licensee(s) of the Licensed Patents at least [*] days in advance of the next applicable deadline with the applicable patent office, in which case Forty Seven and any such other licensee(s) shall discuss and agree on the control and expense of the prosecution and maintenance of such patents and applications (including any patent issuing therefrom). In the event of any disagreement as between Forty Seven and the one third party licensee to which Stanford has granted a license under the SIRPα Component Patent in the SIRPα Component Field of Use prior to the Effective Date concerning the preparation, filing, prosecution, maintenance or other matters in respect of the SIRPα Component Patent Matters, Stanford and Forty Seven shall meet and discuss such disagreement, and Stanford shall be responsible for final decisions concerning such disagreement with respect to the SIRPα Component Patent Matters, taking into account the rights and interests of such licensees of the SIRPα Component Patent.

14.2	Patent Costs. Within [*] days after receiving a statement from Stanford, Forty Seven will reimburse Stanford:

(A)	for the following approximate amounts to offset Exclusive Patent’s and Limited Exclusive Patent’s patenting expenses, including any interference or reexamination matters, incurred by Stanford before the Effective Date: (i) $466,262.92 to be invoiced upon the Effective Date; and $466,262.92 to be invoiced upon the [*] of the Effective Date; and

(B)	for the following out-of-pocket Exclusive Patent’s and Limited Exclusive Patent’s patenting expenses, including any interference or reexamination matters, reasonably incurred by Stanford after the Effective Date, other than any such expenses incurred by Stanford for any Terminated Patent Rights:

(1)	[*] of Forty Seven Patent Matters with respect to the Exclusive Patents;

(2)	[*] of Forty Seven Patent Matters with respect to the Limited Exclusive Patents.

In all instances, Stanford will pay the fees prescribed for large entities to the United States Patent and Trademark Office.

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.3	Infringement Procedure. Forty Seven will promptly notify Stanford if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive term of this Agreement and if Forty Seven is developing Licensed Product, Forty Seven will have the right to institute a suit against or defend any declaratory judgment action initiated by this third party that relates to a Limited Exclusive Patent and/or an Exclusive Patent as provided in Section 14.4 through and including Section 14.9. Without limiting the foregoing, in the event that any action described in this Section 14.3 relates to any claims in the SIRPα Component Patents, the parties agree to meet and discuss any action as to the SIRPα Component Patents, and come to a mutual agreement with respect to such actions before moving forward as provided in Section 14.7.

14.4	Forty Seven Suit. Forty Seven, itself or through a designee, has the first right to institute suit, or defend any action for declaratory judgment, relating to the Exclusive Patents and/or the Limited Exclusive Patents, and may name Stanford, subject to the requirements of this Section 14.4, as a party for standing purposes. If Forty Seven decides to institute suit, it will notify Stanford in writing. Forty Seven will bear the entire cost of the litigation. Stanford may be named as a party in a suit initiated by Forty Seven (other than in accordance with Section 14.5 below) only if:

(A)	Forty Seven’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing, or a court has required or will require such joinder to pursue the action;

(B)	Stanford is not the first named party in the action; and

(C)	the pleadings and any public statements about the action state that Forty Seven is pursuing the action and that Forty Seven has the right to join Stanford as a party.

14.5	Joint Suit. If Stanford and Forty Seven so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs [*];

(C)	share any recovery or settlement [*]; and

(D)	agree how they will exercise control over the action.

14.6	Stanford Suit. If Forty Seven does not initiate an enforcement action within [*] days of a request by Stanford to do so or Forty Seven does not elect to control a declaratory judgment action within [*] days of receiving notice that such action has been filed, in each case relating to the Exclusive Patents and/or the Limited Exclusive Patents, Stanford has the right to institute and prosecute such a suit or defend any such declaratory judgment action. If Stanford decides to institute suit, it will notify Forty Seven in writing. If Forty Seven does not notify Stanford in writing that it desires to jointly prosecute the suit within [*] days after the date of the notice, Forty Seven will [*]. Stanford will bear the entire cost of the litigation and will [*].

14.7	SIRPα Component Patents Suit. In the event of an infringement or declaratory action relating to a Licensed Patent that is SIRPα Component Patent, Forty Seven and Stanford will advise the other, and will meet to discuss next steps to take about the known or suspected infringement. Such steps will also consider the rights and interests of the one third party licensee to which Stanford has granted a license under the SIRPα Component Patent in the SIRPα Component Field of Use prior to the Effective Date.

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.8	Recovery. If Forty Seven sues under Section 14.4, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

[*]

14.9	Abandonment of Suit. If either Stanford or Forty Seven commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party if it so desires may continue prosecution of the suit at its own expense, in which case after Stanford and Forty Seven shall agree on the sharing of expenses and any recovery in the suit.

15.	TERMINATION

15.1	Termination by Forty Seven. Forty Seven may terminate this Agreement in its entirety or with respect to any Licensed Patent by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Forty Seven.

15.2	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Forty Seven on 30 days’ written notice:

(1)	is in material default in the payment of amounts due hereunder or the provision on any report;

(2)	is not using commercially reasonable efforts in developing and commercializing Licensed Product;

(3)	is in material breach of any provision; or

(4)	provides any materially false report.

(B)	In the event Forty Seven misses a milestone described in Appendix A, Stanford may terminate the license for the applicable Deficient Product under this Agreement for which such milestone was missed and any Licensed Patent(s) solely covering such Deficient Product, subject to Forty Seven’s right to extend the timeline for milestones pursuant to Section 6.1.

(C)	Termination under this Section 15.2 will take effect 30 days after written notice by Stanford unless Forty Seven remedies the problem in that 30-day period.

15.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	Forty Seven’s obligation to pay royalties accrued or accruable;

(B)	any claim of Forty Seven or Stanford, accrued or to accrue, because of any breach or default by the other party;

(C)	the provisions of Articles 8, 9, 10, 13, 17, and 19; and Section 3.5 and 15.3.

(D)	any Sublicenses granted hereunder.

16.	CHANGE OF CONTROL AND NON-ASSIGNABILITY

16.1	Change of Control. If there is a Change of Control, Forty Seven will [*] upon assignment of this Agreement per Section 16.2. In no event shall [*].

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

16.2	Conditions of Assignment under Change of Control. Forty Seven may assign this Agreement as part of a Change of Control upon prior and complete performance of the following conditions:

(A)	Forty Seven must give Stanford [*] written notice of the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	[*], provided that [*] Change of Control under this Agreement only.

16.3	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Article 16, Forty Seven will be released of liability under this Agreement and the term “Forty Seven” in this Agreement will mean the assignee.

16.4	Bankruptcy. In the event of a bankruptcy or insolvency, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Product.

16.5	Nonassignability of Agreement. Except in conformity with Sections 16.2 and 16.4, this Agreement is not assignable by Forty Seven under any other circumstances and any attempt to assign this Agreement by Forty Seven is null and void.

17.	DISPUTE RESOLUTION

17.1	Dispute Resolution by Arbitration. Subject to Section 17.5, any dispute between the parties regarding [*], or regarding [*] under this Agreement will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures. In addition, if Forty Seven disputes in good faith any alleged material breach or default of the Agreement within the [*] cure period specified in Section 15.2 such dispute shall settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures (“Disputed Breach Arbitration”) and this Agreement shall not terminate until the arbitrator determines that such default or material breach was committed, and Forty Seven fails to cure such breach within [*] after such determination; provided that the Parties will use good faith efforts to complete the Disputed Breach Arbitration within [*] following the initiation of such arbitration, and will instruct the arbitrator to establish reasonable procedures to facilitate and complete such arbitration within such [*] period. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to the arbitration provisions set forth in this Article 17.

17.2	Request for Arbitration. Either party may request such arbitration. Stanford and Forty Seven will mutually agree in writing on a third party arbitrator within [*] of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3	Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5	Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

18.	NOTICES

18.1	Legal Action. Forty Seven will provide written notice to Stanford at least [*] prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Forty Seven will include with such written notice [*].

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Forty Seven are mailed or emailed to:

Jonathan MacQuitty

Forty Seven Inc.

[*]

With a copy to:

Vern Norviel

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

vnorviel@wsgr.com

All financial invoices to Forty Seven (i.e., accounting contact) are e-mailed to:

Jonathan MacQuitty

[*]

All progress report invoices to Forty Seven (i.e., technical contact) are e-mailed to:

Jonathan MacQuitty

[*]

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306-2100

info@otlmail.stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306-2100

info@otlmail.stanford.edu

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Any notice related to Section 7.4 or Section 7.5 (Stanford Purchase Rights) shall be copied concurrently to pvfnotices@stanford.edu

Either party may change its address with written notice to the other party.

19.	MISCELLANEOUS

19.1	Confidentiality. Stanford shall maintain the terms of this Agreement as well as the reports and any information provided by Forty Seven to Stanford hereunder, including information provided pursuant to Sections 4.5, 6.2, 8.1, 8.3, 8.5, and 8.7 of this Agreement, and the Licensed Information (including without limitation the IND, as defined in Appendix E), in confidence and not disclose such information or reports to any third party, except as required by law and except that Stanford may share the terms of this Agreement with HHMI under terms of confidentiality. Stanford’s obligation of confidentiality hereunder shall be fulfilled by using at least the same degree of care with Forty Seven’s confidential information as Stanford uses to protect its own confidential information. Stanford’s shall have no obligation hereunder to refrain from disclosing or using the following:

(a)	Information that, at the time of disclosure, is generally available to the public;

(b)	Information that becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Stanford;

(c)	Information that is disclosed to the Stanford by third parties who was not under a duty of confidentiality to Forty Seven;

(d)	Information that has been independently developed by Stanford without use of or reference to information provided by Forty Seven; and

(e)	Information that is required to be disclosed by a court of competent jurisdiction.

19.2	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

19.3	Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

19.4	Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

19.5	Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

19.6	Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Forty Seven submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Forty Seven or constitutes an inconvenient or improper forum.

19.7	Headings. No headings in this Agreement affect its interpretation.

19.8	Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature: /s/ Katherine Ku
Name: Katherine Ku
Title: Executive Director

Date: November 19, 2015

FORTY SEVEN, INC.

Signature /s/ Jonathan MacQuitty
Name: Jonathan MacQuitty
Title: CEO

Date: November 19, 2015

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix A - Milestones

[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix B – Sample Reporting Form

Stanford Docket No. S-

This report is provided pursuant to the license agreement between Stanford University and (Company Name)

License Agreement Effective Date:

Name(s) of Licensed Products being reported:

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Gross Revenue U.S. Gross Revenue Non-U.S. Gross Revenue	$ $
Net Sales U.S. Net Sales Non-U.S. Net Sales	$ $
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix C – Client and Billing Agreement

The Board of Trustees of the Leland Stanford Junior University (“STANFORD”); and                      a Corporation of the State of                    , with a principal place of business at , (“COMPANY”); have agreed to use the law firm of (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, COMPANY is the licensee of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

1 FIRM can interact directly with COMPANY on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions. In addition, as prosecution proceeds, FIRM will notify STANFORD if there is any change in inventorship from the originally filed application.

2 COMPANY is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice COMPANY and COMPANY must pay FIRM directly for all charges. If STANFORD requests, STANFORD will be copied on all invoices and payments. FIRM must inform STANFORD within 90 days if the licensee is delinquent on payment. Otherwise, STANFORD will not be responsible for those expenses.

3 Notices and copies of all correspondence should be sent to the following:

To COMPANY:

Name, Title

Company Name

Address

To STANFORD:

Name

Office of Technology Licensing

Stanford University

3000 El Camino Real

Building 5, Suite 300

Palo Alto, CA 94306-2100

To FIRM:

Attorney Name

Law Firm Address

4 The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

law based solely on the absence of an original signature.

ACCEPTED AND AGREED TO:

STANFORD

By:
Name: Katharine Ku
Title: Director

Date:

Company Name

By:
Name:
Title:

Date:

Law Firm Name

By:
Name:
Title:

Date:

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix D

Exclusive Patents

Docket	Docket Title	Serial Number	Issued Patent Number
[*]	[*]	[*]	[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix E

Licensed Information

[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix F

Licensed Technology

[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix G – [*] Sequence

[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Appendix H – Hu5F9 Sequence

[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 1 – Inventors and Share Allocation - To be provided by Stanford

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Forty Seven

April 19, 2017

Amendment No. 1 to Exclusive (Equity) Agreement

This Amendment No. 1 (this “Amendment”) to the Exclusive (Equity) Agreement, dated the 19th of November, 2015 (the “Agreement”) is entered into as of April 19, 2017 (the “Amendment No. 1 Effective Date”) by and between Forty Seven, Inc. (“Forty Seven”) and The Board of Trustees of the Leland Stanford Junior University (“Stanford”).

Background

A. The parties entered into the Agreement pursuant to which Stanford licensed to Forty Seven certain inventions, patent applications, patents, and technologies relating to [*].

B. The parties understand that Stanford, pursuant to the Third Party Option Agreement, has granted to one third party an exclusive option to acquire an exclusive license under the [*] Patents in Third Party [*] Field of Use (each, as defined below).

C. The parties agree to amend the Licensed Field of Use in the Agreement all on the terms and conditions below. The parties also agree to omit the Purchase Right clauses, update the insurances clause, and amend Appendices D, E and F.

Amendment

The parties hereby agree to amend the Agreement as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Agreement.

2. Section 2.19 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.19 “Licensed Field of Use” means (i) with respect to the Exclusive Patents, the Exclusive Field of Use, (ii) with respect to the SIRPa Component Patents, the field of use outside the SIRPa Component Field of Use, and (iii) with respect to the Limited Exclusive Patents, the Licensed Technology and the Licensed Information, all fields of use. With respect only to the [*] Patents, Forty Seven acknowledges that the [*] Patents are subject to an option granted to a third party for an exclusive license to the Third Party [*] Field of Use, under an Investigator Sponsored Research Agreement between Stanford and the third party including the amendment effective February 27, 2017. For clarity, Forty Seven agrees that Stanford is free to grant an exclusive license under this option to the third party to the [*] Patents in the Third Party [*] Field of Use, in the event the third party exercises its option.

(A) “[*] Patents” means any patents and patent applications that claim priority to provisional [*] under Docket [*].

(B) “Third Party [*] Field of Use” means the use of [*] for the purpose of [*].

3. Section 2.36 of the Agreement is hereby amended by deleting the defined terms table in its entirety and replacing it with the following:

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Term	Section Defined
[*]	[*]
[*]	[*]
CIRM	.l
[*] Patents	2.19(B)
Claims	10.l(B)
Deficient Product	6.4
Disputed Breach Arbitration	17.1
Effective Date	Preamble
First Round	7.3
Forty Seven	Preamble
Generic Competition	7.10
HHMI	l
HHMI License	3.5
HHMI Patents	3.5

LLS	1
Ludwig	l
NIH	l
NYSCF	l
SIRPa. Component Patent Matters	14.l(D)
Stanford	Preamble
Terminated Patent Rights	6.4
Third Party [*] Field of Use	2.19(B)
Third Party License Agreement.	3.1
Third Party Negotiation Period	2.19(A)
Third Party Option Agreement	2.19(A)
Third Party Option Period	2.19(A)
Triggering Event	3.1

5.	Section 7.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.2 Equity Interest. As further consideration, Forty Seven will grant to Stanford 7,751,242 shares of common stock in Forty Seven. When issued, those 7,751,242 shares of common stock will represent not less than [*]% of the common stock in Forty Seven on a Fully-Diluted Basis. The per share valuation of these shares will be provided to Stanford within [*] days of the Effective Date. Forty Seven agrees to provide Stanford with the capitalization table upon which the above calculation is made. Forty Seven will issue shares granted to Stanford pursuant to this Section 7.2 and Section 7.3 directly to Stanford. Stanford acknowledges that, in partial consideration for Forty Seven issuing shares under this Agreement, Forty Seven intends to require inventors to execute inventors certificates certifying that inventors have assigned and do assign their rights in the Licensed Patents, Licensed Technology, and Licensed Information to Stanford, and disclosing any agreements to which inventor is a party that grant any third party license or ownership in or to any of the Licensed Patents. Except as set forth in the foregoing sentence, Forty Seven shall not require inventors to execute any additional certification, or otherwise provide any additional representations or warranties, with respect to the Licensed Patents, Licensed Technology, and Licensed Information. Inventors shall be third party beneficiaries to the foregoing provisions.

6.	The text of Section 7.4 is hereby deleted in its entirety and replaced with the word “OMITTED”.

7.	The text of Section 7.5 is hereby deleted in its entirety and replaced with the word “OMITTED”.

8.	Section 10.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

10.4 Insurance. Prior to the first testing of a Licensed Product by Forty Seven in a human and thereafter during the term of this Agreement, Forty Seven will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier (except for permitted self-insurance, described below) to cover the activities of Forty Seven and its sublicensees. The insurance will provide minimum limits of liability of $[*] and will include all Stanford Indemnitees and HHMI Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement and (except for permitted self-insurance, described below) must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within [*] days of the Effective Date of this Agreement, Forty Seven will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Forty Seven will provide to Stanford [*] days prior written notice of cancellation or material change to this insurance coverage. Forty Seven will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Forty Seven will be primary coverage; insurance of Stanford Indemnitees and HHMI Indemnitees will be excess and noncontributory. Notwithstanding this Section 10.4 and Section 4.3 above, in any Sublicense between Forty Seven and a third party that is engaged in the business of selling pharmaceutical products, whose revenues from such sales (on a consolidated basis in the last full fiscal year) was in excess of [*], such third party may self-insure all or any portion of the required insurance.

9. Appendix D of the Agreement is hereby deleted in its entirety and replaced with the Appendix D attached hereto as Schedule 1.

10. Appendix E of the Agreement is hereby deleted in its entirety and replaced with the Appendix E attached hereto as Schedule 2. Forty-Seven confirms that Stanford has fulfilled its obligations to provide the Licensed Information under this Amendment.

11. Appendix F of the Agreement is hereby deleted in its entirety and replaced with the Appendix F attached hereto as Schedule 3. Forty-Seven confirms that Stanford has fulfilled its obligations to provide the Licensed Technology under this Amendment.

12. In consideration for this Amendment No. 1, Forty-Seven will pay Stanford $[*] within [*] days of the Amendment No. 1 Effective Date.

13. Except as specifically set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment constitutes the entire agreement among the parties with respect to the amendment of the Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. No waiver of the performance of any obligation under this Amendment shall be effective unless it has been given in writing and signed by the party giving such waiver. No provision of this Amendment may be amended or modified other than by a written document signed by authorized representatives of each party.

14. This Amendment shall be governed by and construed in accordance with the laws of the State of California, United States of America, without reference to any rules of conflict of laws.

{Signatures to follow}

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

The parties execute this Amendment in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Katharine Ku
Name:	Katharine Ku
Title:	Executive Director

Date:	April 19, 2017

FORTY SEVEN, INC.

Signature:	/s/ Jonathan MacQuitty
Name:	Jonathan MacQuitty
Title:	CEO

Date:	April 18, 2017

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 1

Appendix D

Exclusive Patents

Docket	Docket Title	Serial Number	Issued Patent Number
[*]	[*]	[*]	[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 2

Appendix E

Licensed Information

[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 3

Appendix F

Licensed Technology

[*]

[*]	= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.